[Retail]

Exhibit 8(m)(2)

Amendment No. 4 to Participation Agreement (Fidelity)

[Retail]

AMENDMENT NO. 4 to PARTICIPATION AGREEMENT

Between

FIDELITY DISTRIBUTORS CORPORATION

and

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

This AMENDMENT (this “Amendment”) is made and entered into as of the 1st day of May, 2013 by and among TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be revised from time to time (the “Account”), and FIDELITY DISTRIBUTORS CORPORATION (the “Underwriter”).

WHEREAS, the parties desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.	The existing 3rd Whereas clause of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, the Account is duly established and maintained as a segregated asset account, duly established by the Company, on the date shown for such Account on Schedule A hereto, to set aside and invest assets attributable to variable annuity contracts set forth in Schedule A hereto, as it may be revised or supplemented from time to time with notice to all parties (the “Contracts”);

2.	The existing 7th Whereas clause of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Funds (and classes thereof) listed in Schedule B hereto, as it may be revised or supplemented from time to time with notice to all parties (the “Designated Funds”) on behalf of the Account to fund the aforesaid Contracts, and the Underwriter is authorized to sell such shares in the Designated Funds, and classes thereof, to the Account at net asset value.

3.	The parties agree to combine existing Schedule A and Schedule B into a single schedule hereby referenced on Schedule A, as supplemented from time to time by a party, with notice to all other parties. Schedule A and Schedule B of the Agreement are hereby deleted in their entirety and replaced with the attached Schedule A. All reference to Schedule B in the Agreement are hereafter a reference to Schedule A.

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4.	A new paragraph, numbered consecutively, is added to ARTICLE II. Representations and Warranties, as follows:

2.6. Fund and Underwriter each agree to promptly notify the Company when any underlying fund becomes a commodity pool as defined under the Commodities Exchange Act (“CEA”), and Fund Manager is required to register with the Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator (“CPO”) with respect to any underlying fund. Until such notification is provided to the Company, Fund and Underwriter represents and warrants that it is not a CPO and not required to register as a CPO with respect to any underlying fund. Fund and Underwriter each represent and warrant that it will at all times comply in all material respects with the CEA and CFTC rules and regulations to the extent required in connection with the operations of the Fund and the underlying funds.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: May 1, 2013

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

By:	/s/ John Mallett
Name:	John Mallett
Title:	Vice President
Date:	5-28-13

FIDELITY DISTRIBUTORS CORPORATION

By:	/s/ Robert Bachman
Name:	Robert Bachman
Title:	E.V.P
Date:	06/10/13

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Schedule A

Revised May 1, 2013

SEPARATE ACCOUNTS:

Merrill Lynch Life Variable Annuity Separate Account D

CONTRACTS:

Merrill Lynch Investor Choice Annuity®

Merrill Lynch IRA Annuity®

DESIGNATED FUNDS:

Fidelity Advisor® Equity Growth Fund – Class A Shares

Fidelity Advisor® Stock Selector Mid Cap Fund – Class A Shares

Fidelity Advisor® Overseas Fund – Class A Shares